Exhibit (e)

THORNBURG INVESTMENT TRUST

SECOND RESTATED DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of the 1st day of November 2016, between THORNBURG INVESTMENT TRUST, a Massachusetts business trust (“the Trust”), in respect of its respective series (collectively, the Funds, and each series individually, a Fund), and THORNBURG SECURITIES CORPORATION, a Delaware corporation (the “Distributor”).

Recitals

1.     The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a diversified open-end management investment company and it is in the interest of the Trust to offer shares in the Funds for sale continuously.

2.     The Trust and the Distributor originally entered into a Distribution Agreement relating to the continuous offering of the Funds’ shares of beneficial interest (the “Shares”) registered by the registration statement on Form N-1A and the amendments thereto filed with respect to the Funds pursuant to the Securities Act of 1933 (the “Act”) and the 1940 Act (the “Registration Statement”). The Trust and the Distributor thereafter entered into a Distribution Agreement effective November 1, 1997, which combined Distribution Agreements then pertaining to the Trust’s several series. That agreement was made applicable to other Funds through supplements and amendments to that agreement, and was restated effective February 1, 2005 by a Restated Distribution Agreement. The Restated Distribution Agreement was subsequently made applicable to additional Funds through further supplements and amendments, and the Funds to which it is applicable as of the date first set forth above are identified in Exhibit A attached hereto and made a part hereof.

3.     The parties seek by this Second Restated Distribution Agreement to combine the Restated Distribution Agreement with the referenced supplements and amendments, for their mutual convenience. The parties further seek by this Second Restated Distribution Agreement to remove provisions relating to Class B shares that have become obsolete, and to memorialize and clarify certain practices and procedures that have been implemented pertaining to the utilization and payment of amounts under service and distribution plans adopted by the several Funds pursuant to rule 12b-1 under the 1940 Act.

Agreement

NOW, THEREFORE, the parties agree as follows:

Section 1.     Appointment of the Distributor.

(a)     The Trust hereby appoints the Distributor as its exclusive agent to sell and to arrange for the sale of the Shares on the terms and for the period set forth in this Agreement, and Distributor hereby accepts such appointment and agrees to act hereunder.

(b)     The exclusive rights granted to the Distributor to sell the Shares shall not apply to Shares issued by any Fund (i) in connection with the merger or consolidation with the Fund of any other investment company or company that would be an investment company but for the application of subsections 3(c)(1) or 3(c)(7) of the 1940 Act, or personal holding company or the acquisition by purchase or otherwise of all (or substantially all) the assets or the outstanding shares of any such company by the Fund, or (ii) pursuant to reinvestment by shareholders of the Fund of dividends or capital gains distributions or (iii) pursuant to any direct sale of Shares by the Trust at Net Asset Value (as defined below).

Section 2.     Services and Duties of the Distributor.

(a)     The Distributor agrees to sell, as agent for the Trust, from time to time during the term of this Agreement, Shares of the Funds upon the terms described in the Prospectus and in the Statement of Additional Information. As used in this Agreement, the terms “Prospectus” and “Statement of Additional Information” shall mean the prospectuses or the statements of additional information, as the case may be, included as part of the Funds’ Registration Statement as most recently amended or supplemented from time to time with the Securities and Exchange Commission (“Commission”).

(b)     Upon commencement of each Fund’s operations, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of Shares of the Fund and will, acting itself or through one or more securities clearing and settlement services, accept such orders on behalf of the Trust as of the time of receipt of such orders by the Distributor or other persons as stated in the Prospectus or Statement of Additional Information, and will transmit or arrange for the transmission of such orders as are so accepted to the Trust’s transfer and dividend disbursing agent as promptly as practicable. Purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus and in the Statement of Additional Information.

(c)     The Distributor in its discretion may sell Shares to such registered and qualified retail dealers and other selling firms as it may select, in accordance with Section 6 hereof.

(d)     The offering price of Shares shall be the net asset value (as defined in the Declaration of Trust of the Trust and determined as set forth in the Prospectus and in the Statement of Additional Information) per Share next determined following receipt of an order (“Net Asset Value”), plus the applicable sales charge, if any, determined as set forth in the Prospectus and Statement of Additional Information. The Trust shall furnish the Distributor, with all possible promptness, an advice of each computation of Net Asset Value.

(e)     The Distributor is authorized to provide or obtain from other persons for the share classes of each Fund which has adopted a Service Plan for the specified share classes in accordance with rule 12b-1 under the 1940 Act (“Service Plan”) the distribution and shareholder services for which payments are made as hereinafter provided in Subsection 4(a), subject to the terms of the Service Plan applicable to the Fund and its specified share classes as in effect on the date first set forth above and as may be subsequently amended from time to time.

(f)     The Distributor shall provide or obtain from other persons, for each share class of each Fund which has adopted a Distribution Plan for those specified share classes in accordance with rule 12b-1 under the 1940 Act (“Distribution Plan”), and subject to the terms of the Distribution Plan as in effect on the date first set forth above or as may be subsequently amended from time to time, services in addition to the services otherwise referenced in this Agreement, to promote the sales of those share classes, including, but not limited to: (1) the payment of compensation and ongoing commissions (including incentive compensation) to securities dealers, financial institutions and other organizations which render distribution and administrative services in connection with the distribution of that class of shares of the Fund; (2) the printing and distribution of reports and prospectuses for the use of potential investors in each Fund; (3) preparing and distributing sales literature; (4) providing advertising and engaging in other promotional activities, including direct mail solicitation, and television, radio, newspaper and other media advertisements; and (5) such other services and activities as may from time to time be agreed upon by the Distributor and the Trust. The Distributor may discontinue providing or obtaining these additional services at any time that it is no longer compensated therefor under the Distribution Plan.

(g)     The Distributor shall not be obligated to sell any certain number of Shares and nothing herein contained shall prevent the Distributor from entering into like distribution arrangements with other investment companies so long as the performance of its obligations hereunder is not materially impaired thereby.

(h)     The Distributor shall provide to the Trust’s Trustees, on at least a quarterly basis, a written report of the amounts paid by the Trust to the Distributor under this Agreement and the purposes for which such expenditures were made.

Section 3.     Sales Charges.

The Distributor shall receive as compensation for its sales of Shares of each Fund the sales charges provided for from time to time in the Prospectus or Statement of Additional Information for the Fund. Out of such sales charge, the Distributor may allow such concessions or reallowances to Intermediaries (defined below) as are set forth in the Prospectus or Statement of Additional Information or as it may from time to time determine. The Distributor also shall be entitled to receive as compensation hereunder any contingent deferred sales charge described in the Prospectus or Statement of Additional Information and imposed upon the redemption of Fund shares.

Section 4.     Payments under Service and Distribution Plans.

(a)     Pursuant to the Service Plan applicable to each Fund and the share classes to which such Service Plan is applicable, with respect to each such share class, the Fund shall pay the Distributor, or such person as the Distributor may direct, for the services then payable under the Service Plan. The Distributor is authorized to instruct the Funds’ transfer agent or other agents of the Funds to pay amounts payable under this Subsection directly to financial services firms or other persons engaged to provide some or all of the services described herein. The maximum rate of payment for each share class shall be the rate stated from time to time in the Service Plan for that share class. Subject to such amendments to each Service Plan and the rate of payment as may be applicable from time to time, and further subject to the termination of any such Service Plan, the services for which payments shall be made under this Agreement include one or more of the following: (1) services relating to the promotion and distribution of the shares of the Fund or class making the payment, including but not limited to printing of prospectuses and reports used for sales purposes, advertisements, expenses of preparation and printing of sales literature and other distribution-related expenses, and further including any compensation paid to securities dealers and other financial intermediaries which have executed selling agreements with the Distributor or the Trust; and (2) services provided to the shareholders of the Fund or any specified class of the Fund pursuant to selling agreements with the Distributor or other service agreements or similar arrangements with the Distributor, Thornburg Investment Management, Inc. or the Trust, which services may include providing personal services to shareholders and maintaining shareholder accounts, as well as administrative, transactional, distribution, redemption, accounting and reporting services with respect to Fund or class shareholders and accounts, providing information to shareholders and responding to shareholder inquiries; and (3) such other services and activities as may from time to time be agreed upon by the Trustees of the Trust and the Distributor. Such payments shall be in addition to any payments made outside of the Distribution Plan or the Service Plan, as authorized by the Trustees of the Trust as not being primarily intended to result in the sale of Fund shares.

(b) Pursuant to the Distribution Plan applicable to each Fund and the share classes to which such Distribution Plan is applicable, with respect to each such share class, the Fund shall compensate the

Distributor, or such third party or parties as the Distributor may direct, for services provided under the Distribution Plan. The Distributor is authorized to instruct the Funds’ transfer agent or other agents of the Funds to pay compensation payable under this Subsection to securities dealers or other financial intermediaries providing compensable services under this Subsection. The maximum rate of compensation for each share class shall be the rate stated from time to time in the Distribution Plan for that share class. Such payments shall be in addition to any payments made outside of the Distribution Plan or the Service Plan, as authorized by the Trustees of the Trust as not being primarily intended to result in the sale of Fund shares.

(c)     Authorized payments under either the Service Plan or the Distribution Plan may be made by the Fund or the Distributor either directly to a provider of authorized services or to a party (including the Distributor) that has paid for such services.

Section 5.     Duties of the Trust.

(a)     The Trust agrees to sell its Shares so long as it has Shares available for sale; and to deliver evidences of Share ownership as then is the practice of the Trust, evidencing the registration of such Shares in such names and amounts as the Distributor has requested in writing, as promptly as practicable after receipt by the Trust of the Net Asset Value thereof and written request of the Distributor therefor. Notwithstanding the foregoing, the Trust’s Trustees may suspend the sale of shares of any Fund or any class of a Fund at any time.

(b)     The Trust shall keep the Distributor fully informed with regard to its affairs and shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Funds, and this shall include one certified copy, upon request by the Distributor, of all financial statements prepared for the Funds by independent accountants and such reasonable number of copies of its most current Prospectus and Statement of Additional Information and annual and interim reports as the Distributor may request and shall cooperate fully in the efforts of the Distributor to sell and arrange for the sale of the Funds’ Shares and in the performance of the Distributor under this Agreement.

(c)     The Trust shall take, from time to time, all necessary steps, including payment of the related filing fee, as may be necessary to register the Funds’ Shares under the 1933 Act to the end that there will be available for sale such number of Shares as the Distributor may be expected to sell. The Trust agrees to file from time to time such amendments, reports and other documents as may be necessary in order that there shall be no untrue statement of a material fact and no omission to state a material fact in the Registration Statement, Prospectus or Statement of Additional Information which omission would make the statement therein misleading.

(d)     The Trust shall use its best efforts to qualify and maintain the qualification of an appropriate number of Shares for sale under the securities laws of such jurisdictions as the Distributor and the Trust may approve, and, if necessary or appropriate in connection therewith, to qualify and maintain the qualification of the Trust as a broker or dealer in such states; provided that the Trust shall not be required to amend its Declaration of Trust or By-Laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of Shares in any state from the terms set forth in its Registration Statement, Prospectus and Statement of Additional Information, to qualify as a foreign corporation in any state or to consent to service of process in any state other than with respect to claims arising out of the offering of Shares. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Trust in connection with such qualifications.

Section 6.     Non-Exclusivity.

(a)     The Distributor shall have the right to enter into selling agreements with one or more third parties, including, but not limited to, securities dealers of its choice or other financial intermediaries (individually, an “Intermediary,” and collectively, the “Intermediaries”), for the sale of Shares in accordance with the terms of this Agreement, and to establish therein the portion of the sales charge that may be allocated to the Intermediaries. In making agreements with Intermediaries, the Distributor shall act as agent for the Trust. Shares sold to Intermediaries shall be for resale by such Intermediaries only at Net Asset Value, plus the applicable sales charge as set forth in the Prospectus or Statement of Additional Information.

(b)     With respect to Intermediaries required to register as brokers or dealers with the Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and be regulated by the Financial Industry Regulatory Authority (“FINRA”) (such Intermediaries, “Selected Dealers”), the Distributor shall offer and sell Shares only to such Selected Dealers as are members in good standing of FINRA.

(c)     Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Distributor, or any affiliate of the Distributor, or any employee of the Distributor, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

Section 7.     Expenses.

(a)     The Trust, on behalf of the Funds, shall bear all costs and expenses of the continuous offering of its Shares in connection with (i) fees and disbursements of its counsel and independent accountants, (ii) the preparation, filing and printing (including typesetting) of any registration statements, statements of additional information and prospectuses required by and under the federal securities laws, (iii) the preparation and mailing of annual and interim reports, statements of additional information, prospectuses and proxy materials to its then current shareholders and to government agencies, and (iv) the qualification of Shares for sale and of the Trust as a broker or dealer under the securities laws of such states or other jurisdictions as shall be selected by the Trust and the Distributor pursuant to Subsection 5(d) hereof and the costs and expenses payable to each state for continuing such qualification therein.

(b)     The Distributor shall from time to time employ or otherwise associate with such persons as it believes necessary to assist it in carrying out its obligations under this Second Restated Distribution Agreement. The compensation of such persons shall be paid by the Distributor. The Distributor shall pay all expenses incurred in connection with its qualification as a dealer or broker under Federal or state law.

Section 8.     Indemnification.

(a)     The Trust agrees to indemnify, defend and hold the Distributor, its officers and directors and any other persons who control the Distributor within the meaning of section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigation or defending against such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers, directors or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or the annual or interim reports to any Fund’s shareholders, or arising out of or based upon any alleged omission to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Trust for use in the Registration Statement, Prospectus or in any such report; provided, however, that this indemnity agreement, to the extent that it might require indemnity of any person who is also an officer or director of the Trust or who controls the Trust within the meaning of section 15 of the 1933 Act, shall not inure to the benefit of such officer, director or controlling person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act; and further provided that in no event shall anything contained herein be so construed as to protect the Distributor or any person against any liability to the Trust or to its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. The Trust’s agreement to indemnify the Distributor, its officers or directors, or any such controlling person, is expressly conditioned upon the Trust’s being promptly notified of any claim or action, such notification to be given by letter or telegram addressed to the Trust at the address set forth in Section 11 hereof. The Trust agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issue and sale of any of the Shares. The obligations of the Trust hereunder shall be payable only from the assets of the Funds.

(b)     The Distributor agrees to indemnify, defend and hold the Trust and each of its Trustees and officers and any person, if any, who controls the Trust within the meaning of section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigation or defending against such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust and each of its Trustees and officers and any such controlling person may incur under the 1933 Act, or under common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, any of its Trustees or officers, or any such controlling person resulting from such claims or demands shall arise out of or be based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust for use in the Registration Statement, Prospectus or annual or interim reports to shareholders or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement, Prospectus or reports to shareholders or necessary to make such information not misleading. The Distributor’s agreement to indemnify the Trust and its Trustees and officers, and any such controlling person, is expressly conditioned upon the Distributor’s being promptly notified of any action brought against the Trust, its officers or directors or any such controlling person, such notification to be given to the Distributor at the address set forth in Section 11 hereof.

Section 9.     Material Compliance with Securities Laws.

The Trust represents that it is registered as an open-end investment company under the 1940 Act, and agrees that it will materially comply with all of the provisions of the 1940 Act and of the rules and regulations thereunder. The Trust and the Distributor each agree to materially comply with all of the applicable terms and provisions of the 1940 Act, the 1933 Act and, subject to the provisions of Section 5(d), all applicable state securities or “Blue Sky” laws. The Distributor agrees to materially comply with all of the applicable terms and provisions of the Exchange Act.

Section 10.     Term of Agreement; Assignment; Assignment of Rights to Payment; Termination.

This Agreement shall commence as to the Funds identified in the second Recital on the first date set forth above. This Agreement shall continue in effect from year to year, provided that continuance is specifically approved at least annually by a vote of the Trustees, including a majority of the Trustees of the Trust who are not interested persons of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of any Distribution Plan or Service Plan or any agreements, including this Agreement, related to any such Distribution Plan or Service Plan (“Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on such continuance. This Agreement will become effective immediately as to any other Funds upon approval by the Trustees of the Trust and any shareholder approvals then required in accordance with the 1940 Act or the rules thereunder.

This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act). The Distributor may assign to any party its rights to any payment under this Agreement pursuant to the requirements of the applicable Distribution Plan or Service Plan, and Distributor’s assignment of any rights to payment under this Agreement shall not constitute an assignment of the Agreement as contemplated in the preceding sentence. In the event of such assignment, the Distributor shall provide written notice to the Trustees at the next regularly-scheduled meeting of the Trustees following the assignment, which notice shall include the name of the party to whom such rights were assigned, the date of such assignment and a general description of the services provided by the assignee in return for such payments.

In addition, this Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Disinterested Trustees, or by vote of a majority of the outstanding voting securities of the Trust on not more than sixty days’ written notice to the Distributor.

Section 11.     Notices.

Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Distributor at 2300 North Ridgetop Road, Santa Fe, New Mexico 87506, Attention: President, or (2) to the Trust at 2300 North Ridgetop Road, Santa Fe, New Mexico 87506.

Section 12.     Amendments.

This Agreement may be amended by the parties only if such amendment is in writing and signed by both parties and is approved by (i) the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Trust (as defined in the 1940 Act), and (ii) a majority of the Trustees who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party (other than solely by reason of being a Trustee of the Trust) cast in person at a meeting called for the purpose of voting on such approval.

Section 13.     Governing Law.

This Agreement shall be governed and construed in accordance with the substantive laws of the State of New Mexico and the applicable provisions of the 1940 Act.

Section 14.     Limitation of Liability.

The Trustees of the Trust have authorized the execution of this Agreement in their capacity as Trustees and not individually and the Distributor agrees that neither shareholders of any Fund nor the Trustees, nor any officer, employee, representative or agent of the Trust shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Trust, that the shareholders of every Fund, Trustees, officers, employees, representatives and agents of the Trust shall not be personally liable hereunder, and that it shall look solely to the property of the Funds for the satisfaction of any claim hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THORNBURG INVESTMENT TRUST

By:

THORNBURG SECURITIES CORPORATION

By:

EXHIBIT A

Funds to Which this Second Restated Distribution Agreement Applies

Thornburg Low Duration Municipal Fund

Thornburg Limited Term Municipal Fund

Thornburg Intermediate Municipal Fund

Thornburg Strategic Municipal Income Fund

Thornburg California Limited Term Municipal Fund

Thornburg New Mexico Intermediate Municipal Fund

Thornburg New York Intermediate Municipal Fund

Thornburg Limited Term U.S. Government Fund

Thornburg Low Duration Income Fund

Thornburg Limited Term Income Fund

Thornburg Strategic Income Fund

Thornburg Value Fund

Thornburg International Value Fund

Thornburg Core Growth Fund

Thornburg International Growth Fund

Thornburg Investment Income Builder Fund

Thornburg Global Opportunities Fund

Thornburg Developing World Fund

Thornburg Better World International Fund

Thornburg Long/Short Equity Fund